Exhibit 10.1

2011 AMENDMENT TO RADIANT SYSTEMS, INC.

AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

Approved by the Board of Directors on March 23, 2011

Radiant Systems, Inc., a Georgia corporation (the “Company”), hereby amends (the “Amendment”) the Radiant Systems, Inc. Amended and Restated 2005 Long-Term Incentive Plan, as amended (the “Plan”), originally effective April 25, 2005, as set forth herein.

1.        Background Information.    The Company established the Plan effective as of April 25, 2005, amended and restated the Plan effective as of July 14, 2008, amended the Plan effective May 29, 2009, amended the Plan effective as of March 25, 2010, and amended the Plan effective as of March 23, 2011. Section 9.2 of the Plan provides that the board of directors of the Company may at any time amend the Plan.

2.        Amendment to Article 1 – Definitions.    The following definition of “Cause” shall be added:

“ ‘Cause’ means (i) the Participant’s conviction of a felony or misdemeanor which involves moral turpitude or which has or can reasonably be expected to have a material adverse effect on the Company, its business, reputation or interests; (ii) a material breach of a fiduciary duty or responsibility to the Company; or (iii) gross negligence or gross misconduct which results, or can reasonably be expected to result, in material damage to the Company, its business, reputation or interests.”

3.        Amendment to Article 1 – Definitions.    The definition of “Eligible Employee” shall be deleted and replaced with the following in lieu thereof:

“ ‘Eligible Employee’ means any key employee of the Company or one of its Subsidiaries.”

4.        Amendment to Article 1 – Definitions.    The definition of “Good Reason” shall be added:

“ ‘Good Reason’ means, without the Participant’s consent, (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s duties or responsibilities; or (iii) a material change in the geographic location at which the Participant must perform services that is greater than fifty (50) miles from the geographic location at which the Participant previously performed such services. A material diminution in duties and responsibilities would not be deemed to occur for purposes of clause (ii) solely because the Participant did not retain the same title or continue to work in the same business division, or because the Participant has a different reporting relationship following a Change in Control, except as otherwise provided in an individual Award Agreement. Good Reason shall not exist unless the Participant notifies the Company in writing of the existence of the applicable condition specified above no later than ninety (90) days after the initial existence of any such condition, and the Company fails to remedy such condition within thirty (30) days after receipt of such notice.”

5.        Amendment to Article 1 – Definitions.    The definition of “Qualifying Performance Goals” shall be deleted and replaced with the following in lieu thereof:

“ ‘Qualifying Performance Goals’ shall mean any one or more of the following predetermined performance criteria: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income, adjusted operating income (excluding amortization and stock-based compensation expense), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin, share price, share price growth, total stockholder return, earnings before interest, taxes, depreciation, and amortization (EBITDA), earnings before interest and taxes (EBIT), costs, expense reduction or expense management, overall sales growth, net operating profit, net operating profit after tax, shareholder value added, economic profit, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices or employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestures of Subsidiaries and/or other affiliates or joint ventures. Such performance criteria may be determined solely by reference to the performance of the Company, a Subsidiary, or a division or unit of either of the foregoing, or based on comparisons of any of the performance measures relative to other companies. These criteria may have a minimum performance standard below which no amount will be paid, a target performance standard and a maximum performance standard above which no additional payments will be made. In all cases, such measures will be on a reported basis, adjusted at the Committee’s sole discretion, as permitted by the terms of this Plan. All Qualifying Performance Goals shall be subject to the requirement that the Committee certify that the Qualifying Performance Goal and all other material terms of an Award have been met before any payment shall be made.”

6.        Amendment to Section 2.3 – Shares Available under the Plan.    The first paragraph of Section 2.3 shall be deleted and replaced with the following in lieu thereof:

“Section 2.3 Shares Available under the Plan. Subject to the adjustments as set forth in Section 2.6, the maximum number of shares of the Company’s common stock that may be issued or delivered and as to which Awards may be granted under the Plan shall be 5,900,000. The maximum number of share subject to Incentive Stock Options, shares subject to Non-Qualified Stock Options, shares of Restricted Stock, Performance Units, Phantom Stock or Stock Appreciation Rights that may be granted to any one Employee in any calendar year shall not exceed 250,000. This limit shall apply separately to each type of Award.”

7.        Amendment to Section 3.2 – Terms and Conditions of Stock Options and Stock Appreciation Rights.     Paragraph (B) of Section 3.2 shall be deleted and replaced with the following in lieu thereof:

“(B) The Option Price shall be payable in full to the Company in any one or more of the following ways, as shall be determined by the Committee to be applicable to, and as set forth in, any such Award:

(i) in cash; or

(ii) by tendering, either by actual delivery or by attestation, shares of Company’s common stock (which have been owned by the Participant for more than six months, which are free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in Article 5) having an aggregate Fair Market Value on the date of exercise of the Option equal to the Option Price for the shares being purchased; or

(iii) by requesting that the Company withhold such number of shares of stock then issuable upon exercise of the Option as shall have an aggregate Fair Market Value equal to the Option Price for the shares being acquired upon exercise of the Option; or

(iv) provided that a public market for the Company’s stock exists, through a “same day sale commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and sell a portion of the shares so purchased to pay the purchase price (or a larger number of the shares so purchased), and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price directly to the Company (and any excess to the Participant); or

(v) by any combination of the foregoing; or

(vi) by such other method as may be determined by the Committee and set forth in the applicable Award Agreement.

If the Option Price is paid in whole or in part in shares of the Company’s common stock, any portion of the Option Price representing a fraction of a share shall be paid in cash. The date of exercise of any Option shall be determined under procedures established by the Committee, and the Option Price shall be payable at such time or times as the Committee, in its discretion, shall determine. No shares shall be issued or delivered upon exercise of an Option until full payment of the Option Price has been made. When full payment of the Option Price has been made and subject to the restrictions set forth in Article 5, the Participant shall be considered for all purposes to be the owner of the shares with respect to which payment has been made.”

8.        Amendment to Section 8.1.    Section 8.1 shall be deleted in its entirety and replaced with the following in lieu thereof:

“Section 8.1.

(a)

On the occurrence, within one (1) year following a Change in Control Event as defined in paragraph (b) of this Section 8.1, of (i) a Termination by the Company, other than a Termination for Cause, or (ii) a Termination by the Participant with Good Reason:

(i)	any Stock Appreciation Rights and any Options awarded under the Plan, if not previously exercisable and vested, shall become fully exercisable and vested;

(ii)	the restrictions and deferral limitations applicable to any Restricted Stock Award under the Plan shall lapse and such shares and awards shall be deemed fully vested; and

(iii)

the rights to receive any Performance Units under the Plan shall become fully vested without regard to whether the applicable Participant thereafter terminates his or her position with the Company prior to the end of the applicable Performance Period.

(b)

For purposes of paragraph (a) of this Section 8.1, a “Change in Control Event” shall be as defined in Code §409A and Section IV.B of IRS Notice 2005-1 (as such rules shall be amended and further explained from time to time). Those rules generally provide as set forth below. In the event of any conflict between the rules and the provisions set forth below, the rules shall govern.

(i)

Change in Ownership.        The acquisition by any individual, entity or group (within the meaning of IRS Notice 2005-1, Q&A-12(b)) (a “Person”) of ownership of stock of the Company that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person is considered to own more than 50% of the total fair market value or total voting power of the stock of the company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company. An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(ii)

Change in Effective Control.    (1) The acquisition by any individual, entity or group (within the meaning of IRS Notice 2005-1, Q&A-13(d)) (a “Person”) during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (2) the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that for purposes of this paragraph, the term Company shall be as defined in IRS Notice 2005-1, Q&A-11 and -13.

(iii)

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a “Change in Ownership” or “Change in Ownership of a Substantial Portion of the Company’s Assets.” If any one Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person is not considered to cause a change in the effective control of the Company (or to cause a “Change in Ownership” of the Company within the meaning of paragraph (i) above.

(iv)

Change in Ownership of a Substantial Portion of Assets.      The acquisition by any individual, entity or group (within the meaning of IRS Notice 2005-1, Q&A-14(c)) (a “Person”) during the 12-month period ending on the date of the most recent acquisition by such Person, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control Event shall be deemed to have occurred in the event of a transfer to a person or entity as described in IRS Notice 2005-1, Q&A-14(b).”

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on this 8th day of June, 2011.

Radiant Systems, Inc.

By:	/s / Mark E. Haidet
Mark E. Haidet
Chief Financial Officer
(Principal Financial and Accounting Officer)